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                                                                      EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                            (AMOUNTS IN THOUSANDS)

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                                                                        For the year ended
                                                                            December 31,
                                                                            ------------

                                                                     1996       1995       1994
                                                                     ----       ----       ----

Primary:
     Shares outstanding beginning of period                          22,880     19,130     19,130
     Issuance of 3,750 shares on March 16, 1995                        --        3,010       --
     Issuance of 5,131 shares on March 5, 1996                        4,232       --         --
     Issuance of convertable debentures on July 24, 1996                212       --         --
     Issuance of shares under the Company's April 1992
         Stock Option Plan                                              227       --         --
     Incremental shares applicable to:
         Warrants issued pursuant to August 1990 employment
             aggreement                                                 498        457        433
         Options granted pursuant to the Company's Stock
             Option Plan                                                 95        266        275
         Warrants issued pursuant to a Senior Management
             Stock Warrent Plan                                         508        215         10
     Treasury shares                                                   (190)       (93)       (18)
                                                                    =======    =======    =======
                                                                     28,462     22,985     19,830
                                                                    =======    =======    =======

Fully diluted:
     Shares outstanding beginning of period                          22,880     19,130        n/a
     Issuance of 3,750 shares on March 16, 1995                        --        3,010
     Issuance of 5,131 shares on March 5, 1996                        4,232       --
     Issuance of convertable debentures on July 24, 1996                212       --
     Issuance of shares under the Company's April 1992
         Stock Option Plan                                              114       --
     Incremental shares applicable to:
         Warrants issued pursuant to August 1990 employment
             aggreement                                                 507        457
         Options granted pursuant to the Company's Stock
             Option Plan                                                108        266
         Warrants issued pursuant to a Senior Management
             Stock Warrent Plan                                         574        215
     Treasury shares                                                   (190)       (93)
     Conversion of 2,300 shares of Convertable Preferred
         Stock at $22.60 on July 25, 1995 at a rate of 2.2123
         shares of common for 1 preferred share                       5,088      2,581
     Conversion of 2,875 shares of Series II Convertable
         Preferred Stock at $34.90 on August 7, 1996 at a rate of
         1.4327 shares of common to 1 preferred share                 1,704       --
                                                                    =======    =======    =======
                                                                     35,229     25,566        n/a
                                                                    =======    =======    =======

                                                                                           35,229
                                                                                                0


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